Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

General
Everus’ authorized capital stock consists of 300 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Everus’ board of directors may establish the rights and preferences of the preferred stock from time to time.
Common Stock
Each holder of shares of Everus common stock are entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of shares of Everus common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by Everus’ board of directors (“Everus’ board”) out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Everus, holders of Everus’ common stock would be entitled to a ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
Holders of Everus common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of Everus common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Everus may designate and issue in the future.
Preferred Stock
Under the terms of Everus’ amended and restated certificate of incorporation, Everus’ board is authorized, subject to limitations prescribed by the Delaware General Corporation Law (“DGCL”) and by its amended and restated certificate of incorporation, to issue preferred stock in one or more series without further action by the holders of its common stock. Everus’ board has the discretion, subject to the limitations prescribed by the DGCL and by its amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common stockholders until Everus’ board determines the specific rights of the holders of that series. However, the effects might include, among other things (i) restricting dividends on Everus common stock, (ii) diluting the voting power of Everus common stock, (iii) impairing the liquidation rights of Everus common stock or (iv) delaying or preventing a change in control of Everus without further action by the stockholders. There are currently no shares of Everus preferred stock issued or outstanding.
Authorized but Unissued Shares
Everus’ authorized but unissued shares of common stock and preferred stock will be available for future issuance without approval of its stockholders. Everus may issue additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Everus by means of a proxy contest, tender offer, merger or otherwise.
Anti-Takeover Effects of Governance Provisions
Certain provisions of the DGCL and Everus’ amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire Everus by means of a tender offer, a proxy contest, merger or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and takeover bids that Everus’ board may consider inadequate and to encourage persons seeking to acquire control of Everus to first negotiate with Everus’ board. Everus believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. Everus is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Everus’ board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Everus stockholders. A corporation may “opt out” of Section 203 in its certificate of incorporation. Everus has not “opt out” of, and is subject to, Section 203. However, subject to certain restrictions, Everus may elect to “opt out” of Section 203 by an amendment to its certificate of incorporation or bylaws.
Size of Board and Vacancies. Everus’ amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors on its board of directors will be fixed exclusively by its board of directors. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Everus’ board will be appointed for a term expiring at the next annual meeting of stockholders, and until his or her successor has been elected and qualified or until such director’s earlier death, resignation, removal, retirement or disqualification.
Director Removal. Everus stockholders may remove a director with or without cause by the affirmative vote of at least a majority of Everus’ voting stock, voting together as a single class, under Everus' amended and restated certificate of incorporation and amended and restated bylaws.
No Stockholder Ability to Call Special Meetings of Stockholders. Everus’ amended and restated certificate of incorporation and/or amended and restated bylaws provide that a special meeting of Everus’ stockholders may only be called by the chair of the board of directors, the lead independent director of the board of directors (if one has been appointed) or the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. Stockholders may not call special meetings of stockholders.
Stockholder Action by Written Consent. Everus’ amended and restated certificate of incorporation and/or amended and restated bylaws expressly exclude the rights of its stockholders to act by written consent. Stockholder action may only take place at an annual or a special meeting of Everus stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Everus’ amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.
Amendments to Bylaws. Everus’ amended and restated certificate of incorporation and amended and restated bylaws provide that Everus’ board has the authority to amend and repeal the Everus amended and restated bylaws without a stockholder vote. In addition, subject to the provisions of the amended and restated certificate of incorporation, these amended and restated bylaws may be further amended, altered, changed or repealed, or new bylaws adopted, at any special meeting of the stockholders of Everus if duly called for that purpose (provided that, in the notice of such special meeting, notice of such purpose shall be given), or at any annual meeting, in each case, by the affirmative vote of the holders of a majority of the voting stock.
No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors, unless the company’s certificate of incorporation provides otherwise. Everus’ amended and restated certificate of incorporation does not provide for cumulative voting.
Undesignated Preferred Stock. Everus’ amended and restated certificate of incorporation authorizes Everus’ board to designate and issue by the Everus stockholders up to 10 million shares of preferred stock from time to time in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could potentially be used to discourage attempts by third parties to obtain control of Everus through a merger, tender offer, proxy contest or otherwise make such attempts more difficult or more costly. Additionally, Everus’ board is able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of directors and certain officers to the corporation or its stockholders for breach of directors’ fiduciary duties. Everus’ amended and restated certificate of incorporation includes provisions that eliminate the liability of directors and certain senior officers to Everus or its stockholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by the DGCL. Under Delaware law, such a provision may not eliminate or limit a director’s or officer’s monetary liability for: (i) breaches of the director’s or officer’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or stock repurchases or redemptions; or (iv) transactions in which the director or officer received an improper personal benefit.
Everus’ amended and restated certificate of incorporation and amended and restated bylaws also provide that it must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Everus’ amended and restated certificate of incorporation and amended and restated bylaws expressly authorize Everus to carry directors’ and officers’ insurance to protect Everus and its directors, officers and certain employees against some liabilities. Everus has also entered into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement of expenses provisions contained under Delaware law.
The exculpation and indemnification provisions may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Everus’ directors, even though such an action, if successful, might otherwise benefit Everus and its stockholders. However, these provisions will not limit or eliminate Everus’ rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a duty of care. The provisions will not alter the liability of directors or officers under the federal securities laws. There is currently no pending material litigation or proceeding against any of Everus’ directors, officers or employees for which indemnification is sought.
Exclusive Forum
Everus’ amended and restated certificate of incorporation and amended and restated bylaws provide that, unless the board of directors otherwise consents, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Everus, any action asserting a claim of breach of a fiduciary duty owed by any of Everus’ directors or officers to Everus or its stockholders, creditors or other constituents, any action asserting a claim against Everus or any of its directors or officers arising pursuant to any provision of the DGCL or Everus’ amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Everus or any of its directors or officers governed by the internal affairs doctrine. If and only if the Court of Chancery of the State of Delaware dismisses any such action or proceeding for lack of subject matter jurisdiction, such action may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
These exclusive forum provisions will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. These exclusive forum provisions will not apply to actions asserting only federal law claims under the Securities Act or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims. Although Everus believes the exclusive forum provision benefits it by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Everus’ directors and officers.
Listing
Everus lists its shares of common stock on the NYSE under the symbol “ECG.”
Sale of Unregistered Securities
On February 28, 2024, Everus issued 1,000 shares of Everus common stock to MDU Resources Group, Inc. pursuant to Section 4(2) of the Securities Act. Everus did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.
Transfer Agent and Registrar
The transfer agent and registrar for shares of Everus common stock is Equiniti.
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